EXHIBIT 99.1

INmune Bio Reports Positive Preliminary Data from INB03 Phase I Clinical Trial in Cancer

La Jolla, CA – August 5, 2019 – INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, reported positive preliminary data today during a presentation at Cambridge Healthtech Institute’s 7th Annual Immuno-Oncology Summit in Boston. INB03 is being developed as part of combination immunotherapy to potentially reverse resistance to treatment.

The Phase I trial is an open-label, dose-escalation trial in patients with advanced solid tumors. Patients received INB03, a novel, second-generation soluble TNF (tumor necrosis factor) inhibitor that works by a dominant-negative technology. Today, positive preliminary data from the first two cohorts were released. These data will be followed by a final report later this year as the company advances the program into a Phase II study.

“The goal of the Phase I study is to determine, in order of priority, the safety of INB03 in cancer patients, the dose of INB03 to take into the Phase II trials in cancer, and evidence of a biologic effect of INB03,” said RJ Tesi, MD, Chief Executive Officer and Chief Medical Officer of INmune Bio. “All of these goals have been met. Using data from this trial, we have begun planning a Phase II trial using INB03 as part of combination immunotherapy in patients with cancer.”

To date, 11 of 12 patients have been enrolled in one of three dosing cohorts of INB03 (0.3, 1.0 and 3.0 mg/kg). Participants were a mix of patients with advanced solid tumors that have progressed after multiple previous lines of therapy. INB03 was given once a week by subcutaneous injection. Safety, INB03 pharmacokinetics and inflammatory biomarkers were followed in all patients.

Preliminary data from patients treated in the first two cohorts are available. Patients included two males and four females, and the average age was 63-years-old. Patients in the study had prostate cancer, ovarian cancer, colon cancer (two), cholangiocarcinoma and lung cancer, with an average of three previous lines of therapy (range: two to four). INB03 was given for a median of 74 days (range: 12 to 119 days). No drug-related serious adverse events have been reported, and INB03 was well tolerated. Discontinuation of INB03 was due to tumor progression in all patients. INB03 trough drug levels were obtained before each INB03 dose. The target INB03 trough level was reached in three of three patients in the 1.0 mg/kg group. The inflammatory cytokine IL6, a biomarker of soluble TNF function, decreased by more than 50% in half of the patients, suggesting a pharmacodynamic effect of INB03.

About INB03

INB03, a novel dominant-negative TNF inhibitor, is a selective second-generation TNF inhibitor that neutralizes soluble TNF (sTNF) without blocking the function of trans-membrane TNF or TNF receptors. In animal studies, INB03 neutralization of sTNF alters the immunobiology of the tumor microenvironment (TME) to improve tumor killing by decreasing populations of cells in the TME that protect the tumor from the patient’s immune system and immunotherapy - myeloid derived suppressor cells, T regulatory cells and tumor activated macrophages. The unique mechanism of action suggests INB03 may have safety and efficacy advantages over currently approved non-selective TNF inhibitors in the treatment of cancer and other diseases.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms that reengineer the patient’s innate immune system’s response to disease. In addition to INB03, INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. XPro1595 targets neuroinflammation, which causes microglial activation, neuronal cell death and synaptic dysfunction. XPro1595 is enrolling patients in a Phase I trial in Alzheimer’s disease that is supported by a $1M Part-the-Cloud Award from the Alzheimer’s Association. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and neurodegenerative diseases. To learn more, please visit www.inmunebio.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INBO3 is still in clinical trials and has not been approved and there cannot be any assurance that it will be approved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Holly Dugan

(201) 465-8019

INmuneBio@AntennaGroup.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto / Scott Eckstein

PH: (212) 896-1254 / (212) 896-1210

INmune@KCSA.com